United States
          Securities and Exchange Commission
                Washington, D.C.  20549

                     Schedule 13G
       Under the Securities Exchange Act of 1934
                   (Amendment No. 5)


                  Outlook Group Corp.
        ---------------------------------------
                   (Name of Issuer)


             Common Stock, $0.01 par value
        ---------------------------------------
            (Title of Class of Securities)


                       690113105
        ---------------------------------------
                    (CUSIP Number)


                   December 31, 1999
        ---------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing in this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                     Schedule 13G

CUSIP No.  690113105

1.   NAME OF REPORTING PERSON.
          David L. Erdmann

     S.S. or IRS IDENTIFICATION NO. OF ABOVE PERSON.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.

          (a)  [   ]
          (b)  [   ]

3.   SEC USE ONLY.

4.   CITIZENSHIP OR PLACE OF ORGANIZATION.
          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER.
          154,347

6.   SHARED VOTING POWER.
          25,977

7.   SOLE DISPOSITIVE POWER.
          154,347

8.   SHARED DISPOSITIVE POWER.
          25,977

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.
          180,324

10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.
          N/A

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9).
          3.9%

12.  TYPE OF REPORTING PERSON.
          IN

                     Schedule 13G

CUSIP No.  690113105

ITEM 1(a).     NAME OF ISSUER.
               Outlook Group Corp.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
               1180 American Drive
               Neenah, Wisconsin 54957

ITEM 2(a).     NAME OF PERSON FILING.
               David L. Erdmann

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OF EACH OF THE PERSONS SPECIFIED IN 2(A) ABOVE:
               132 South Concord Road
               Oconomowoc, Wisconsin 53066

ITEM 2(c).     CITIZENSHIP.
               United States

ITEM 2(d).     TITLE OR CLASS OF SECURITIES.
               Common Stock, $0.01 par value

ITEM 2(e).     CUSIP NUMBER.
               690113105

ITEM 3.
               N/A

ITEM 4.        OWNERSHIP.
               Reference is made to Items 5-11 on the cover sheet of this
               Schedule 13G.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
               N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
               N/A

ITEM 10.       CERTIFICATION.
               N/A

SIGNATURE.

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of the 10th day of February, 2000.


                              /s/ David L. Erdmann
                              ----------------------
                              David L. Erdmann